SUPPLEMENT
(To Prospectus Supplement dated October 9, 1996)



                         Washington Trust Bancorp, Inc.


                  Dividend Reinvestment and Stock Purchase Plan


                                 405,000 Shares

                                  COMMON STOCK
                                PAR VALUE $.0625



         The following information supplements and supersedes, and should be read in conjunction with, the Prospectus Supplement dated October 9, 1996 and the Prospectus dated February 11, 1994 with respect to the Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Washington Trust Bancorp, Inc. (the "Corporation"). The Plan provides the holders of Common Stock, par value $.0625 per share ("Common Stock"), of the Corporation and the employees of the Corporation or any of its subsidiaries, a simple and convenient method, as described in the Prospectus, of investing cash dividends and optional cash payments in additional shares of Common Stock.

         The Plan was amended, effective October 16, 1997, to increase the maximum quarterly amount of optional cash payments which can be made by participants in the Plan, in order to purchase additional shares of Common Stock, from $1,000 per quarter to $10,000 per quarter.

         This Prospectus Supplement reflects that the number of shares issuable pursuant to the Plan has been increased to 405,000 as a result of a three-for-two stock split declared by the Board of Directors of the Corporation which will become effective on November 19, 1997. This Prospectus Supplement will also be deemed to cover such additional shares of Common Stock as may be issued under the Plan in the event of a stock dividend, stock split, reorganization, recapitalization or other similar change in the Common Stock.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Dated:  October 22, 1997